Exhibit 10.2

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                     Supplemental Executive Retirement Plan

                             As Amended and Restated

                               as of July 10, 2000
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                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                     Supplemental Executive Retirement Plan

                                    CONTENTS

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ARTICLE 1   Purposes of Plan...............................................  1

ARTICLE 2   Definitions....................................................  1

ARTICLE 3   Participation..................................................  3

ARTICLE 4   Restoration of Benefits........................................  3

ARTICLE 5   Administration and General Provisions............................7


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                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
                     Supplemental Executive Retirement Plan

ARTICLE 1. Purposes of Plan.

1.1 Financial Security Assurance Inc. adopted the Financial Security Assurance Inc. Supplemental Executive Retirement Plan (the "Plan"), effective January 1, 1989, in order to restore the pension benefits of selected current and future key employees whose benefits under the Financial Security Assurance Inc. Money Purchase Plan are limited by reason of certain limitations imposed by Section 401(a)(17), Section 415 and other provisions of the Internal Revenue Code of 1986, as amended (the "Code"). The Plan was previously amended and restated in its entirety, and adopted by Financial Security Assurance Holdings Ltd. effective as of January 1, 1995, and subsequently amended on February 12, 1997, and amended and restated as of February 25, 1999. The Plan is hereby amended and restated in its entirety, and adopted by Financial Security Assurance Holdings Ltd. effective as of July 10, 2000. The benefits, if any, with respect to any employee who terminated employment prior to the effective date of any amendment shall be determined in accordance with the provisions of the Plan as in effect as of such termination date.

ARTICLE 2. Definitions.

      For purposes of the Plan, the following terms shall have the meanings set forth below:

2.1 "Account" shall mean the account established for a Participant under the Plan to which contributions and earnings are credited.

2.2 "Basic Plan" shall mean the Financial Security Assurance Inc. Money Purchase Plan as adopted and amended.

2.3 "Beneficiary" shall mean the person or persons designated by the Participant to receive benefits under the Plan in the event of the Participant's death. If there is no Beneficiary surviving the Participant, any death benefit payable hereunder shall be paid to the Participant's estate.

2.4   "Board" shall mean the Board of Directors of the Company.

2.5 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.6 "COLI" shall mean the corporate owned life insurance purchased by a Participating Company on a Participant's life pursuant to the Plan.

2.7 "Committee" shall mean the Human Resources Committee of the Board acting on the majority vote of such Committee.


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2.8   "Company" shall mean Financial Security Assurance Holdings Ltd., a New
      York corporation.

2.9 "Compensation" shall mean, with respect to each Plan Year, the Participant's annual base salary, cash bonus, any bonus in lieu of which an "Equity Bonus" has been granted pursuant to the Company's 1993 Equity Participation Plan or any successor plan and any amount deferred pursuant to the Company's Deferred Compensation Plan (other than deferrals related to "Performance Share" awards); provided, however, that in no case shall such Compensation exceed $1 million in any Plan Year.

2.10 "Disability" shall mean the Participant's eligibility for disability benefits under his or her Participating Company's long term disability plan.

2.11 "Discharge for Cause" shall mean an Employee's termination of employment by a Participating Company due to such Employee's willful misconduct or gross negligence in respect of his or her duties of employment with the Participating Company including, but not limited to, conviction for a felony or perpetration of a common law fraud, which has resulted in or is likely to result in material economic damage to a Participating Company.

2.12 "Employee" shall mean any individual employed by a Participating Company on or after January 1, 1989 to whom benefits are payable under the Basic Plan.

2.13 "Participant" shall mean an Employee who is a member of a select group of management or highly compensated employees and who has been designated by the Committee for participation in the Plan pursuant to Section 3.1.

2.14 "Participating Company" shall mean the Company or any subsidiary or affiliate of the Company employing a Participant.

2.15 "Plan" shall mean the Financial Security Assurance Holdings Ltd. Supplemental Executive Retirement Plan as set forth herein, previously known as, and unless specifically provided to the contrary shall include, the Financial Security Assurance Inc. Supplemental Executive Retirement Plan.

2.16 "Plan Year" shall mean each calendar year beginning after December 31, 1988.

2.17 "SERP Election Change Form" shall mean the form prescribed or accepted by the Committee by which a Participant may change a previous distribution election.

2.18 "Years of Service" shall mean "Years of Service for Vesting" as defined under the Basic Plan.

      Where used herein, the masculine gender shall be deemed, where applicable, to include the feminine gender, and references to the singular shall be deemed, where applicable, to include the plural.


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ARTICLE 3. Participation.

3.1 At any time during the Plan Year, the Chief Executive Officer may recommend an Employee to the Committee for participation in the Plan. Upon receiving such recommendation, the Committee shall timely act upon it and shall notify the Employee in the event he or she is designated a Participant and the date as of which such participation commences. Unless otherwise determined by the Chief Executive Officer or the Committee, each Employee attaining the rank of Director, Managing Director, Associate General Counsel, General Counsel, Executive Vice President, President or Chairman shall be deemed to have been designated as a Participant by the Committee for all purposes of the Plan. Unless otherwise determined by the Committee, once an Employee has been approved by the Committee as a Participant in the Plan, such Employee shall remain a Participant until all of his or her benefits with respect to the Plan have been paid or forfeited.

ARTICLE 4. Restoration of Benefits.

4.1 Amount of Restoration of Benefits. Subject to Sections 4.3(b), 4.5 and 5.2 of the Plan, the Account of a Participant who is in service with a Participating Company on the last day of the Plan Year, and whose pension benefits under the Basic Plan for such Plan Year are limited by the application of Section 401(a)(17) of the Code, Section 415 of the Code and other limits under the Code on the inclusion of deferred amounts for contribution purposes, shall be credited with an amount equal to the difference between:

      (a) the amount of contribution related to Compensation which would have been payable to or in respect of the Participant under the Basic Plan without regard to the maximum annual pension limitation in
            Section 415 of the Code or the pensionable compensation limitation in Section 401(a)(17) of the Code or the exclusion of certain deferred amounts, and

      (b) the amount of contribution related to Compensation actually payable to or in respect of the Participant under the Basic Plan.

4.2 Vesting. A Participant shall be 100% vested in his or her Account upon attaining age 55, upon his or her death or Disability while in the employ of a Participating Company or upon the termination of the Plan pursuant to
      Section 5.2. Except as provided in Section 5.4, if a Participant terminates employment prior to an event specified in the preceding sentence, such Participant shall be vested in his or her Account in accordance with the following schedule:

                  Completed Years of Service          Percentage
                  --------------------------          ----------

                              Less than  2                 0
                                         2                 20
                                         3                 40
                                         4                 60
                                         5                 80
                                 6 or more                100


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4.3 Crediting of Investment Gain/Loss.

      (a) The balance of each Participant's Account shall be credited with earnings and investment gains and losses as provided below. The Committee may establish procedures permitting Participants to designate one or more investment benchmarks specified by the Chief Executive Officer or the Committee for the purpose of determining the earnings or investment gains and losses to be credited or debited to a Participant's Account. Investment benchmarks so specified may be made available to all Participants or selected Participants as the Chief Executive Officer or the Committee may designate. The Committee shall have the sole discretion to make such rules as it deems desirable with respect to the administration of any such investment benchmark procedures, including rules permitting the Participant to change the designation of investment benchmarks to be used to measure the value of the Account. The Committee, however, retains the discretion at any time to change the investment benchmarks available to Participants, including any investment benchmarks previously specified by the Chief Executive Officer, or to discontinue the benchmark procedure. If the Committee fails to implement an investment benchmark procedure or discontinues such procedure, or if the Participant fails to designate properly an investment benchmark, the Participant's Account shall be credited with earnings at a rate determined by the Committee in its sole discretion, utilizing whatever factors or indicia it deems appropriate; provided, however, that the rate of return on a Participant's Account in such circumstances shall not be less than the Chase Bank prime rate plus one percent.

      (b) Notwithstanding paragraph (a) above, if the COLI on a Participant's life remains in effect (applicable to certain Participants in the Plan prior to December 31, 1994), the amount credited to the Participant's Account pursuant to Section 4.1 shall first be used to pay the premiums on the COLI. Any amount credited pursuant to
            Section 4.1 in excess of the amount needed to pay the premiums on the COLI shall be credited with earnings and investment gains and losses in the manner provided in paragraph (a) above.

      (c) Nothing in this Section 4.3 or in the Committee's rules shall give a Participant the right to require the Company or a Participating Company to acquire any asset for the Account of the Participant, and if the Company or a Participating Company acquires any asset, or causes a trustee on its behalf to acquire any asset, to permit it to satisfy its obligations to pay the balance of the Participant's Account, the Participant shall have no right or interest in any such asset, which shall be held by the Company or the Participating Company subject to the rights of all unsecured creditors of the Company or the Participating Company. The rights of the Participant with respect to any designation of one or more investment benchmarks for measuring the value of any Account hereunder shall be expressly subject to the provisions of Section 5.6 of the Plan.


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4.4 Form and Timing of Election.

      (a) Except as otherwise provided herein, payment of the Participant's vested Account Balance shall be made as soon as administratively practicable following the Participant's death, Disability or other termination of employment (a "Distribution Event"). Effective February 12, 1997, a Participant may elect a date subsequent to the Participant's death, Disability or other termination of employment on which all or any portion of the amounts previously credited to his or her Account shall be distributed. Effective July 10, 2000, a Participant may elect to extend, but not accelerate, a previously elected distribution date at any time at least 12 months before such previously elected distribution date by the execution of a SERP Election Change Form, timely filed with the Company, provided that a SERP Election Change Form shall only be effective in respect of amounts that would not otherwise have been distributed at least 12 months after the filing of such Form.

      (b) The Participant may elect that his or her vested Account Balance be distributed in a lump sum or in installments payable over a specified number of years, not longer than 15 years; provided, however, that in no event may installment payments be elected over a number of years that is more than the Participant's life expectancy or the life expectancy of the designated primary Beneficiary, whichever is greater, at the time the Participant elects a form of distribution. If a Participant elects the installment option, the Participant must also elect whether installments should be made annually, quarterly or monthly. A Participant may specify different payment options (i) for different percentages or dollar amounts of a Participant's vested Account Balance; or (ii) in the event of the death or Disability of the Participant. Distributions will be in the form of a lump sum (i) if the Participant did not choose a different distribution option or (ii) in the event of death or Disability, if the Participant did not expressly choose a different distribution option in the event of death or Disability.

      (c) A Participant shall make an election with respect to the form of distribution on or before the date three months after an Employee becomes a Participant; provided, however, that a Participant shall be entitled to change his or her form-of-distribution election with respect to amounts thereafter contributed or earned on his or her Account balance by making a new form-of-distribution election applicable to such future balances. Effective July 10, 2000, at any time at least 12 months before the date on which a Participant's benefit under the Plan shall be distributed, a Participant may make the following changes to the distribution option previously elected with respect to such benefit:

            (i) a Participant who previously elected a lump sum payment with respect to certain amounts may elect an installment payment option described in Section 4.4(b) of the Plan with respect to such amounts; and


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            (ii)  a Participant who previously elected an installment payment option described in Section 4.4(b) of the Plan with respect to certain amounts may select a different installment payment option described in Section 4.4(b) which provides for the payment of installments over a longer, but not a shorter, period of time with respect to such amounts.

            Any such change in distribution options shall be made by the execution of a valid SERP Election Change Form, timely filed with the Company, provided that a SERP Election Change Form shall only be effective in respect of amounts that would not otherwise have been distributed at least 12 months after the filing of such Form.

      (d) A form-of-distribution election and any change to a form-of-distribution election shall be effective upon submission to the Committee or its designee and compliance with all applicable requirements established by the Committee, provided that the Committee retains the right, at its election, to make payments in a lump sum if it elects, in its sole discretion, to do so notwithstanding any form-of-distribution election or any change thereto requesting an installment option. Notwithstanding any contrary provision in the Plan, the Committee, in its sole discretion, retains the right, but shall have no obligation, to distribute all or any portion of a Participant's vested Account Balance in the form of any security or other investment chosen by the Participant as an investment benchmark for measuring the value of his or her Account pursuant to Section 4.3(a) of the Plan. Further, notwithstanding any contrary provision in the Plan, any distribution to a Participant otherwise payable hereunder shall be deferred until no later than January 2 in the year following termination of the Participant's employment with the Company (and its subsidiaries) to the extent that such distribution, if not so deferred, would be disallowed as a tax deduction by the Company pursuant to Section 162(m) of the Code (or any successor provision).

4.5 Benefit Restoration With Respect to Certain Bonus Payments. In the event that a Participating Company accelerates the payment of bonuses for any Plan Year by paying bonuses which would otherwise be payable in the following Plan Year, and such payment causes a Participant to be credited with a lower total contribution under the Basic Plan and the Plan by virtue of the limitations provided in the Basic Plan and the limitations on the amount of Compensation provided in Section 2.9 of the Plan, then, notwithstanding any such limitations, the Committee may, in its discretion, credit an additional supplemental pension contribution under the Plan for the Plan Year in which the bonuses were paid on an accelerated basis up to the amount which would otherwise be lost to the Participant by virtue of the application of the limitations in the Basic Plan and in the Plan. The aggregate amounts credited under the Plan, and the contributions actually payable to or in respect of the Participant under the Basic Plan, over a two Plan Year period consisting of the Plan Year into which the bonus was accelerated and the following Plan Year, shall not be increased by virtue of the application of this Section 4.5.


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ARTICLE 5. Administration and General Provisions.

5.1 Administration.

      (a) The Plan shall be administered by the Committee in accordance with the administrative provisions of the Basic Plan. The Committee shall have full power and authority to interpret, construe and administer the Plan, and review claims for benefits under the Plan, and the Committee's interpretations and constructions of the Plan and actions thereunder shall be binding and conclusive on all persons and for all purposes.

      (b) The Committee shall establish and maintain Plan records and may arrange for the engagement of such certified public accountants, actuarial consultants or legal counsel, and make use of such agents and clerical or other personnel, as they shall require or may deem advisable for purposes of the Plan. The Committee may rely upon the written opinion of such counsel and the consultants or accountants engaged by the Committee and may delegate to any agent or to any sub-committee or member of the Committee its authority to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time by the Committee.

      (c) To the maximum extent permitted by applicable law, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or her in his or her capacity as a member of the Committee, nor for any mistakes of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums of which are paid from the Company's own assets), each member of the Committee and each officer, employee or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan or to the engagement or control of the assets of the Plan may be delegated or allocated, against any cost or expense (including counsel fees) or liability including any sum paid in settlement of a claim with the approval of the Company arising out of any act or omission to act in connection with the Plan.

5.2 Amendment and Termination. The Plan may be amended, suspended or terminated, in whole or in part, by the Board, but no such action shall retroactively impair or otherwise adversely affect the rights of any person to receive benefits under the Plan which have accrued prior to the date of such action, as determined by the Committee; provided, however, that the amount of any future contribution payable to or in respect of a Participant may be reduced by the amount of any increase in the amount of pension actually payable to the Participant or Beneficiary under the Basic Plan due to any increases in benefits payable under the Basic Plan (whether due to changes in Code Sections 401(a)(17) and 415 limitations or otherwise) subsequent to the Participant's retirement. Anything in Section 4.4


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      to the contrary notwithstanding, in the event of the termination of the
      Plan, the Committee may direct that all Account balances be distributed in the form of a lump sum distribution.

5.3 Company's Right to Discharge Employees. Nothing contained herein will confer upon any Participant or other employee the right to be retained in the employ of any Participating Company, nor will it interfere with the right of any Participating Company to discharge or otherwise administer the employment and termination of Participants and other employees without regard to the existence of the Plan.

5.4 Discharge for Cause. Notwithstanding any other provisions contained in the Plan, in the event of a Participant's Discharge for Cause, such Participant and his or her Beneficiary shall forfeit all rights to any payments under the Plan.

5.5 Sale of Company. Nothing in the Plan shall preclude the Company from consolidating with or merging into or with, or transferring all or substantially all its assets to, another corporation which assumes the Plan and all obligations of the Company hereunder. Under such a consolidation, merger, or transfer of assets and assumption, the term "Company" shall refer to such other corporation and the Plan shall continue in full force and effect.

5.6 Source of Payments. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future from its general assets; provided, however, that such payments shall be reduced by the amount of any payments made to the Participant or his or her Beneficiary from any trust or special or separate fund established by the Company to assure such payments, and if the Company shall make any investments to aid it in meeting its obligations hereunder, the Participant and his or her Beneficiary shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind between the Company and any Participant or Beneficiary. By action of its Board of Directors, any Participating Company may assume joint and several liability with the Company with respect to any obligations under the Plan for Participants employed by the Participating Company.

5.7 Withholding. The Company may withhold from any benefits payable under the Plan all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5.8 Expenses. All expenses incurred in administering the Plan will be paid by the Company and none will be paid by the Participant.

5.9 Assignment. No interest of any Participant or Beneficiary hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's Beneficiary. The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant, his or her Beneficiary and estate.


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5.10  ERISA Status of Plan. The Plan is intended to constitute an "unfunded plan for management or other highly compensated individuals" as defined in the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), and is subject to certain provisions of ERISA, including certain requirements relating to reporting, disclosure, enforcement and claims.

5.11 Applicable Law. The Plan shall be construed, regulated and administered according to ERISA (to the extent applicable), the Code and the laws of the State of New York.


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